Exhibit 10.36

[STAPLES LETTERHEAD]

January 23, 2017

Via Hand Delivery
Joe Doody
4285 Deephaven Lane
Naples, FL 34119

Dear Joe:

As we continue on our 20/20 journey, it is vital that the members of the Staples Leadership Team focus on our most critical 20/20 initiatives. In light of your upcoming retirement on September 9, 2017, we are asking you to take on a reduced role allowing you to focus on three of these initiatives: (1) guiding the transformation of Staples Supply Chain; (2) pursuing strategic alternatives for our Australian and New Zealand businesses; and (3) reallocating your job duties and responsibilities to the appropriate members of the Staples Leadership Team (“SLT”).

Work Schedule and Pay
Effective February 1, 2017, commensurate with your new, streamlined responsibilities you will work a reduced schedule of 12 hours per week. Effective January 29, 2017, your new weekly pay will be $4,029.19, minus legally required federal and state payroll deductions.

On May 1, 2017, following the transition of your primary duties, you will be employed as Special Advisor to Staples and required to be available for no more than eight hours per week, as needed by members of the SLT. In exchange for this commitment, Staples will compensate you at a weekly rate of $1,000 less legally required federal and state payroll deductions.

APA Bonus
You will remain eligible for the FY2016 APA bonus, subject to the Company’s satisfaction of the APA plan criteria.  Your APA will be 100% of your current FY2016 salary.

Performance Award Shares (“PAS”)

Performance Award Share Cycle	Date Shares Will Issue	Number of Shares Issued	Eligibility	Vesting Date
2015-2017	~March 2018	Dependent upon Board Approval	86.7% of Target	Immediately upon receipt
2016-2018	~March 2019	Dependent upon Board Approval	53.41% of Target	Immediately upon receipt
2017-2019	~March 2020	Dependent upon Board Approval	20.29% of Target	Immediately upon receipt

Restricted Stock Unit Awards (“RSU”)
You will remain eligible for your 2017 RSU award which is typically issued in March or April following the Staples Board of Directors’ Compensation Committee meeting.

Paid Time Off (“PTO”)
You will accrue PTO in accordance with the part-time, exempt schedule.

PIPA
You will remain bound by the obligations set forth in your Proprietary Interest Protection Agreement until September 9, 2018.

Cancellation of Severance Benefits Agreement
As part of this arrangement, you and Staples will agree to cancel your Severance Benefits Agreement by mutual execution of the Revocation of Severance Benefits Agreement.

Employment At Will
Your employment will remain “at will” through September 9, 2017, which means that your employment may be terminated for any or no reason, with or without cause or notice, at any time by you or the Company.

If you have any questions please feel free to contact me.

Sincerely,

/s/ Regis Mulot

Regis Mulot
Executive Vice President
Global Human Resources